EXHIBIT 99.1

Press Release
Clean Harbors Commences Cash Tender Offer and Consent Solicitation for Any and All of Its Outstanding 5.25% Senior Notes Due 2020
Tender Offer and Redemption Expected to be Funded by Proposed Incremental
$350 Million Term Loan B Debt Financing Along With Available Cash
or Borrowings Under the Company’s Existing Revolving Credit Facility

NORWELL, Mass. - June 19, 2018 - Clean Harbors, Inc. (NYSE: CLH) (“Clean Harbors,” the “Company” or “we”) has commenced an offer to purchase for cash and related consent solicitation any and all of the Company’s outstanding 5.25% Senior Notes due 2020 (the “Notes”) upon terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation dated June 19, 2018, and a related Letter of Transmittal.
Information relative to the tender offer is set forth in the table below.

Title of Security	CUSIP/ISIN Numbers	Principal Amount Outstanding	Tender Offer Consideration*	Early Participation Payment**	Total Consideration*
5.25% Senior Notes Due 2020	184496AJ6/ US 184496AJ69	$400,000,000	$953.05	$50.00	$1,003.05
*	For each $1,000 principal amount of Notes, excluding any accrued and unpaid interest, which will be paid in addition to the Tender Offer Consideration or Total Consideration, as applicable.
**	For each $1,000 principal amount of Notes validly tendered on or prior to the Early Tender Date (as defined below).
The tender offer will expire at 11:59 p.m., New York City time on July 17, 2018, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders of Notes which validly tender their Notes pursuant to the offer by 5:00 p.m., New York City time, on July 2, 2018, unless extended (such date and time, as the same may be extended, the “Early Tender Date”), will be paid, for each $1,000 principal amount of Notes accepted for purchase, cash in an amount equal to $1,003.05 (the “Total Consideration”), which includes an early tender payment of $50.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Payment”). Holders which validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to the Total Consideration minus the Early Tender Payment, or $953.05 (the “Tender Offer Consideration”). Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on July 2, 2018, unless extended.
Notes that are tendered and accepted for purchase on or prior to the Expiration Date will be settled only on the date that we refer to as the “Payment Date,” which will promptly follow the Expiration Date. We currently expect the Payment Date to be July 19, 2018. There will be a single Payment Date, which will occur after the Expiration Date, for all Notes which are tendered and accepted for purchase, regardless of whether such Notes are tendered on or prior to the Early Tender Date.
In addition to the applicable Tender Offer Consideration or the Total Consideration, as applicable, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Payment Date.
Through the tender offer, the Company is also soliciting, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, consents from Holders to certain proposed amendments to the indenture under which the Notes were issued and the Notes. The amendments would (i) eliminate substantially all of the restrictive covenants contained in the indenture (other than, among certain other covenants, the covenant to pay interest and premium, if any, on, and principal of, the Notes when due) and certain events of default and related provisions and (ii) reduce the required notice period to Holders contained in the optional redemption provisions of the indenture and the Notes from at least 30 days prior to the date of redemption to at least three days prior to the date of redemption. Holders which validly tender their Notes on or prior to the Expiration Date will thereby be consenting to the amendments with respect to their tendered Notes. Adoption of the amendments will require consents from the holders of a majority in aggregate principal amount of the outstanding Notes.
The Company will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of proceeds of a proposed incremental Term Loan B debt financing on terms satisfactory to the Company in an amount that, together with available cash and, to the extent the Company so elects, borrowings under the Company’s existing revolving credit facility, will be sufficient to purchase all $400,000,000 aggregate principal amount of outstanding Notes and pay any premium, accrued and unpaid interest and fees and expenses in connection therewith.
The tender offer is not conditioned on any minimum amount of Notes being tendered but, if less than all of the $400,000,000 aggregate principal amount of outstanding Notes are purchased through the tender offer on the Payment Date, the Company intends to subsequently redeem all untendered Notes in accordance with the terms of the indenture which governs the Notes. Under the indenture, the Notes may be redeemed on or after August 1, 2018 for 100.000% of their principal amount, plus accrued interest. However, there is no assurance that any such redemption will occur.
This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of the Offer to Purchase and related Letter of Transmittal. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.
In connection with the tender offer, Clean Harbors has retained Goldman Sachs & Co. LLC as the Dealer Manager. Questions regarding the tender offer should be directed to the Dealer Manager at (800) 828-3182 (toll free) or (212) 357-1452 (collect). The complete terms and conditions of the offer are set forth in the Offer to Purchase and the related Letter of Transmittal, each dated June 19, 2018. Holders are urged to read those documents carefully. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent for the tender offer, at (866) 794-2200 (toll free) or (212) 430-3774.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com